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[Columbia/HCA Letterhead]

May 16, 1994



Columbia/HCA Healthcare Corporation
201 West Main Street
Louisville, KY  40202

Re: Registration Statement on Form S-3

Ladies & Gentlemen:

I am Senior Vice President and General Counsel of Columbia/HCA Healthcare Corporation and have acted as such in connection with the preparation of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), covering 6,900,000 shares of common stock, $.01 par value per share (the "Shares"), of Columbia/HCA Healthcare Corporation (the "Company"). The Shares also include associated Preferred Stock Purchase Rights (the "Rights"). The Shares and the Rights are hereinafter collectively referred to as the "Common Stock."

I have examined the Restated Certificate of Incorporation, By-laws and other corporate records of the Company and such other documents as I have deemed relevant to this opinion.

Based on the foregoing, it is my opinion that when the 6,900,000 shares of the Common Stock, or any portion thereof, are sold as described in the Registra-tion Statement, such shares will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the use of my name under the caption "Legal Matters" in the Registration Statement and any prospectus which constitutes a part thereof and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,



Stephen T. Braun
Senior Vice President
  and General Counsel